UNITED STATES
                       SECURITIES EXCHANGE AND COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported): July 23, 1998 (July 9, 1998)


                       ARTERIAL VASCULAR ENGINEERING, INC.
             (Exact name of registrant as specified in its charter)


                                     0-27802
                            (Commission File Number)

                     Delaware                              94-3144218
(State or other jurisdiction of incorporation  (IRS Employer Identification No.)
                 or organization)


 3576 Unocal Place, Santa Rosa, California                   95403
 (Address of principal executive offices)                  (Zip Code)


                                 (707) 525-0111
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

         On July 9, 1998, Arterial Vascular Engineering, Inc. (the "Company") announced the execution of a definitive agreement to acquire the coronary catheter lab business (the "Business") of C.R. Bard, Inc. ("Bard") (NYSE:BCR), as well as rights to the supply by Bard of certain materials, for approximately $550 million in cash, subject to adjustment. The transaction is structured as an acquisition of the assets and certain liabilities of Bard related to the Business and the acquisition of stock of certain subsidiaries (the "Subsidiaries") of Bard engaged in the Business. Pursuant to the definitive agreement, AVE will not acquire any cash or accounts receivable of the Business in consideration for the $550 million purchase price. However, AVE will purchase the trade accounts receivable of the Subsidiaries for 95% of the "net" book value of the Subisdiaries' trade accounts receivable as of the Closing Date ("net" meaning after deduction of the amount of the reserves for doubtful accounts).

         The acquisition is expected to be financed by term loans and revolving credit facilities syndicated among various banks and financial institutions, a commitment for which has been received by AVE. The financing commitment is subject to conditions customary for transactions of this nature. AVE expects to incur a significant one-time charge related to the acquisition, largely in connection with the write-off of in-process research and development. The acquisition is expected to be completed by the autumn of 1998, subject to obtaining antitrust clearance in the United States and Ireland and certain other closing conditions.




ITEM 7. EXHIBITS.

1. Press Release, dated as of July 9, 1998, entitled "AVE to Acquire Bard's Coronary Catheter Lab Business."


                                       2.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     ARTERIAL VASCULAR ENGINEERING, INC.



Dated: July 23, 1998                 By:      /s/ Lawrence J. Fassler
                                              ---------------------------------
                                              Lawrence J. Fassler
                                              Vice President of Legal Affairs,
                                              General Counsel, Secretary


                                       3.

                                INDEX TO EXHIBITS



1. Press Release, dated as of July 9, 1998, entitled "AVE to Acquire Bard's Coronary Catheter Lab Business."




                                       4.